STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
of FREEDOM 3, INC.

NAME CHANGE

Freedom 3, Inc. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its Directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED that the Certificate of Incorporation of this Corporation be amended by changing Article One of the Certificate of Incorporation as follows:

“The name of this corporation is Sound Worldwide Holdings, Inc. (the “Corporation”).”

SECOND: That at a special meeting of shareholders called and held upon notice in accordance with section 222 of the DGCL, the Certificate of Amendment was submitted to and approved by a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 25th day of October, 2007.

Freedom 3, Inc.

By:  /s/ Roger K. W. Fan

Roger K. W. Fan
President, CEO and Chairman